As filed with the Securities and Exchange Commission on June 18, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________

NATURAL GAS SERVICES GROUP, INC.
(Exact name of registrant as specified in its charter)

Colorado	75-2811855
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

508 West Wall Street, Suite 550
Midland, Texas 79701
(432) 262-2700
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

2009 RESTRICTED STOCK/UNIT PLAN
(Full title of the plan)
__________

Stephen C. Taylor, Chief Executive Officer
508 West Wall Street, Suite 550
Midland, Texas 79701
(432) 262-2700
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copy to:

David A. Thayer
Jones & Keller, P.C.
1625 Broadway, Suite 1600
Denver, Colorado  80202

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer  ☐        Accelerated Filer  ☒          Non-accelerated filer  ☐    Smaller Reporting Company  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $.01 par value	300,000	$14.84 (2)	$4,452,000	$248.43

(1)
Pursuant to Rule 416(a), this registration statement also covers such indeterminate number of additional securities as may become issuable under the plan as a result of stock splits, stock dividends or similar adjustments to the Registrant’s common stock.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and equal to the average of the high and low sales prices as quoted on the New York Stock Exchange on June 16, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the 2009 Restricted Stock/Unit Plan required by Item 1 of Form S-8 will be sent or given to the pertinent individual(s) as specified by Rule 428 under the Securities Act of 1933, as amended. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  We shall maintain a file of such documents in accordance with the provisions of Rule 428.  Upon request, we shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

We hereby incorporate by reference into this registration statement the following documents previously filed with the Commission:

A.           our Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2008.

B.           our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

C.           our Current Reports on Form 8-K filed on February 3, 2009, March 4, 2009, March 23, 2009, May 8, 2009 and June 18, 2009.

D.           the description of our Common Stock, par value $.01 per share, set forth in our Registration Statement on Form 8-A filed on July 17, 2002, including any amendment or report filed for the purpose of updating such description; and

E.           all documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement shall be deemed to be incorporated herein by reference and to be a part of this Registration Statement from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold at the time of such amendment.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 7-109-102 of the Colorado  Business  Corporation Act permits a Colorado  corporation to indemnify any director against liability if such person acted in good faith and, in the case of conduct in an official capacity with the corporation, that the director's conduct was in the corporation's best interests and, in all other cases, that the director's conduct was at least not opposed to the best interests of the corporation  or, with regard to criminal  proceedings, the  director  had no  reasonable  cause to believe the  director's  conduct was unlawful.

Section  7-109-103 of the Colorado  Business  Corporation  Act provides that,  unless limited by its articles of incorporation,  a Colorado  corporation shall indemnify a person who was wholly successful,  on the merits or otherwise, in the  defense of any  proceeding  to which the person was a party  because the person is or was a director,  against reasonable expenses incurred by him or her in connection with the proceeding.

Section 3 of Article IX of our articles of incorporation provides that we shall indemnify,  to the maximum extent permitted by law in effect from time to time,  any person who is or was a  director,  officer,  agent,  fiduciary  or employee of ours  against any claim,  liability  or expense  arising  against or incurred by such person made party to a proceeding because such person is or was a director, officer, agent, fiduciary or employee of ours or because such person is or was serving  another  entity as a  director,  officer,  partner,  trustee, employee,  fiduciary or agent at our request.  We further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

Article VI of our bylaws provides for the indemnification of certain persons.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such  indemnification  is against  public  policy  as  expressed  in the  Securities  Act of 1933  and is, therefore, unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification will be required or permitted. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following documents are filed as a part of this registration statement.
Exhibit Number	Description
5	Opinion of Jones & Keller, P.C. regarding legality of securities.
10.8
2009 Restricted Stock/Unit Plan (Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K dated June 18, 2009 and filed with the Securities and Exchange Commission on June 18, 2009.)

23.1	Consent of Hein & Associates LLP
23.2	Consent of Jones & Keller, P.C. (included in the opinion filed as Exhibit 5).
Item 9.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

            (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the Securities Act);

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrants annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Midland, State of Texas, on June 18, 2009.

NATURAL GAS SERVICES GROUP, INC.
By:	/s/ Stephen C. Taylor
Stephen C. Taylor
Chief Executive Officer

By:	/s/ Earl R. Wait
Earl R. Wait
Principal Accounting Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Stephen C. Taylor	Director	June 18, 2009
Stephen C. Taylor
/s/ Alan Baker	Director	June 18, 2009
Alan Baker
	Director	June 18, 2009
John W. Chisholm
/s/ Charles G. Curtis	Director	June 18, 2009
Charles G. Curtis
/s/ Paul D. Hensley	Director	June 18, 2009
Paul D. Hensley
/s/ William F. Hughes, Jr.	Director	June 18, 2009
William F. Hughes

/s/ Gene A. Strasheim	Director	June 18, 2009
Gene A. Strasheim
/s/ Richard L. Yadon	Director	June 18, 2009
Richard L. Yadon

INDEX TO EXHIBITS

Exhibit Number	Description
5	Opinion of Jones & Keller, P.C. regarding legality of securities.
10.8
2009 Restricted Stock/Unit Plan (Incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K dated June 18, 2009 and filed with the Securities and Exchange Commission on June 18, 2009.)

23.1	Consent of Hein & Associates LLP
23.2	Consent of Jones & Keller, P.C. (included in the opinion filed as Exhibit 5).